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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

    Chancellor Private Capital Offshore Partners I,  C.V.
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        (Last)                      (First)                        (Middle)

    c/o INVESCO Private Capital, Inc. , 1166 Avenue of the Americas
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                                   (Street)

     New York                       New York                          10036
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)

    3/24/99
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3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)

     98-0171486
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4.  Issuer Name and Ticker or Trading Symbol

    GoodNoise Corporation  -  GDNO
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [_] Director    [_] Officer             [X] 10% Owner    [_] Other
                        (give title below)                       (specify below)


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6.  If Amendment, Date of Original (Month/Day/Year)

    N/A
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7.  Individual or Joint Group Filing (Check Applicable Line)

    ____ Form Filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                 (Page 1 of 2)

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FORM 3 (continued)

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative     2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)        cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                               Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                               Date                                                 Price           Security:      Ownership
                               (Month/Day/                                          of              Direct (D)     (Instr. 5)
                               Year)                                                Derivative      or In-
                           ----------------------------------------------------     Security        direct (I)
                            Date      Expira-                        Amount or                      (Instr. 5)
                            Exer-     tion            Title          Number of
                            cisable   Date                           Shares
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
Series B Convertible                                                                $3.00 per
  Preferred Stock           3/24/99   None   Common Stock              58,300       Share              D              N/A
--------------------        -------   ----   -------------           ---------      ---------     ----------    -----------

                                                                                                                Shares are part of
Series B Convertible                                                                $3.00 per                   group over which
 Preferred Stock            3/24/99   None   Common  Stock           3,275,100      Share              I        investment advisor
--------------------        -------   ----   -------------           ---------      ---------       ----------
                                                                                                                has sole dispositive

                                                                                                                power
                                                                                                                --------------------


Explanation of Responses:

Item 2: INVESCO Private Capital, Inc. is an investment advisor registered with the US Securities and Exchange Commission under the Investment Advisors Act of 1940, as amended. Several clients, listed below, are the legal owners of the securities covered by this Form 3. Pursuant to the investment management contracts with each of these clients, INVESCO Private Capital, Inc. has sole investment discretion and voting authority with respect to such securities. INVESCO Private Capital, Inc. is the investment advisor for the following group members:
         Chancellor Private Capital Partners III, L.P., Citiventure 96 Partnership L.P., Chancellor Private Capital Offshore Partners II, L.P., Chancellor Private Capital Offshore Partners I, C.V. and Citiventure III Private Participation Limited, all of which group members share beneficial ownership of the securities described in Table II.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date




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